Exhibit 14(d)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the captions “Financial Highlights” and “Experts” in Form N-14 Registration Statement and related Proxy Statement/Prospectus and to the incorporation by reference of our reports dated December 21, 2006 for Goldman Sachs Government Income Fund, Goldman Sachs High Yield Fund and Goldman Sachs Enhanced Income Fund and our report dated January 16, 2007 for Goldman Sachs Municipal Income Fund (four of the funds comprising Goldman Sachs Trust) in Form N-14 Registration Statement (File Nos. 33-17619 and 811-5349) and related Statement of Additional Information of Goldman Sachs Government Income Fund, Goldman Sachs High Yield Fund, Goldman Sachs Enhanced Income Fund and Goldman Sachs Municipal Income Fund filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
ERNST & YOUNG LLP

New York, New York
January 18, 2007